Exhibit 10.08
T. Rowe Price Group, Inc.
Schedule of Non-Employee Director Compensation
As amended April 12, 2007
Cash fees are paid semiannually, on the last business days of June and December, or at the beginning of the following year if payment is deferred pursuant to the Outside Directors Deferred Compensation Plan.

Annual Retainer Fee	$75,000
Committee Meeting Fees, per meeting	$1,500
Committee Annual Retainer Fees:
Audit Committee Chairperson	$10,000
Audit Committee Member	$5,000
Executive Compensation Committee Chairperson	$5,000
Nominating and Corporate Governance Committee Chairperson	$5,000
Under our 2007 Non-Employee Director Equity Plan, each non-employee director is entitled to make certain elections regarding the form of his or her equity compensation.

Event	Non-Employee Director’s Alternatives

Initial election or appointment to the Board	4,000 restricted shares or 4,000 stock units

Semiannual grants	4,000 options or 1,200 restricted shares or 1,200 stock units
The initial grant will be made at the close of business on the first business day after the first regular meeting of our Board of Directors held on or after that director’s election or appointment. Semiannual grants will be made as of the close of business on the third business day after our earnings release for the first and third fiscal quarters of each year. Non-employee directors will not be entitled to semiannual grants in the calendar year in which they receive an initial grant. All awards will be subject to adjustment by our Nominating and Corporate Governance Committee and upon certain capitalization and change-in-control events.
Options
All options will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will vest one year after the grant date or, if earlier, upon the director’s death. Unvested options will terminate when the non-employee director ceases to be a member of the Board for any reason other than death. Vested options will terminate 10 years after the grant date or, if earlier, five years after the director leaves the Board for any reason.
Restricted Shares
Restricted shares vest and generally become transferable one year after the grant date if the non-employee director is then a member of our Board or, if earlier, upon the director’s death. All regular cash dividends payable with respect to restricted shares will be paid in cash directly to the non-employee director even if the restricted shares remain unvested. If and when a non-employee director ceases to be a member of the Board for any reason other than death, all unvested restricted shares will be forfeited to the company without consideration.
Stock Units
Stock units vest one year after the grant date if the non-employee director is then a member of the Board or, if earlier, upon the director’s death. If and when the non-employee director ceases to be a member of the Board for any reason other than death, all unvested stock units will be forfeited to the company without consideration. All vested stock units will be settled upon separation from service, as defined by Section 409A of the Internal Revenue Code. If and when we declare a cash dividend payable to our common stockholders, non-employee directors holding stock units will be credited with additional, vested stock units equal to the number of shares of our common stock that could be purchased on the dividend payment date with the aggregate amount of dividends that would have been received if the stock units had been outstanding shares.